                            SCHEDULE 14A INFORMATION

                PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
                        SECURITIES EXCHANGE ACT OF 1934
                               (AMENDMENT NO.   )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to 240.14a-11(c) or 240.14a-12

                           Boise Cascade Corporation
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

          ---------------------------------------------------------------------

     (2)  Aggregate number of securities to which transaction applies:

          ---------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

          ---------------------------------------------------------------------

     (4)  Proposed maximum aggregate value of transaction:

          ---------------------------------------------------------------------
     (5)  Total fee paid:

          ---------------------------------------------------------------------

[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

          ---------------------------------------------------------------------
     (2)  Form, Schedule or Registration Statement No.:

          ---------------------------------------------------------------------
     (3)  Filing Party:

          ---------------------------------------------------------------------
     (4)  Date Filed:

          ---------------------------------------------------------------------

                                          LOGO

                                            BOISE CASCADE
                                            CORPORATION

                                            ------------------------------------

                                            ANNUAL MEETING
                                            OF SHAREHOLDERS

                                            BOISE, IDAHO
                                            APRIL 18, 1997

                                            ------------------------------------

                                            NOTICE AND PROXY
                                            STATEMENT

NOTICE OF ANNUAL MEETING
                                                                           LOGO

1111 W. Jefferson Street          George J. Harad              BOISE CASCADE CORPORATION
P.O. Box 50                       Chairman
Boise, Idaho 83728-0001           Chief Executive Officer

March 5, 1997

Dear Shareholder:

     You are cordially invited to attend Boise Cascade's annual meeting of shareholders. The meeting will be held at the Boise Centre on the Grove, 850 West Front Street, Boise, Idaho, at 10 a.m., Mountain daylight time, on Friday, April 18, 1997. Your board of directors and management look forward to greeting personally those shareholders able to be present. Nevertheless, if you are unable to attend, I urge you to return the enclosed proxy card as soon as possible.

     The meeting will be held for the following purposes:

        1.  To elect six directors.

        2. To consider and act upon a resolution to ratify the board of directors' appointment of Arthur Andersen LLP as independent auditors for the Company for 1997.

        3.  To consider and act upon a shareholder proposal.

        4. To transact any other business that may properly come before the meeting.

     Shareholders of record on February 25, 1997, will be entitled to vote.

     During the meeting, management will review the Company's performance during the past year and comment on the outlook for the Company. There will be time for questions shareholders may have about the Company and its operations. Management representatives will also be on hand to talk individually with shareholders about our business.

     Regardless of the number of shares you own, your vote is important. Unless you plan to attend the meeting, please sign and return the proxy card in the enclosed envelope at your earliest convenience.

Sincerely yours,


George J. Harad

PROXY STATEMENT

     This statement is being mailed on or about March 5, 1997, to the shareholders of Boise Cascade Corporation (the "Company"), 1111 West Jefferson Street, P.O. Box 50, Boise, Idaho 83728-0001, in connection with the solicitation of proxies by the board of directors for the Company's 1997 annual meeting of shareholders.

     A shareholder who signs and returns the enclosed proxy may revoke it at any time prior to its exercise by delivering a later proxy to the independent tabulator, by giving the Company written notice of revocation prior to or at the annual meeting of shareholders, or by voting in person at the meeting.

     The Company has a confidential voting policy. Individual shareholders' votes on a proxy card will not be disclosed to the Company other than in specified situations. The Company's proxy cards will be collected and tabulated by the inspector of election for the meeting, Corporate Election Services, Inc. The tabulator will forward comments written on the proxy cards to the Company for management's information, but information about individual shareholder's votes will not be communicated to the Company.

BUSINESS AT THE MEETING

1.  ELECTION OF DIRECTORS

     Your board of directors presently consists of 12 directors divided into three classes. Robert H. Waterman, Jr., resigned from the board of directors in December 1996. Robert E. Coleman and James A. McClure, who have both reached the mandatory retirement age of 72, will retire from the board of directors at the 1997 annual meeting of shareholders. Six directors are to be elected at the annual meeting. Messrs. Harad, Macdonald, and Spencer and Ms. Shaw, all presently directors, if reelected, will hold office until the annual meeting of shareholders in 2000 or until the annual meeting of shareholders next following his or her 72nd birthday, whichever is sooner. Messrs. Carroll and Michael, neither of whom is currently a director, if elected, will hold office until the annual meeting of shareholders in 1998. Six directors will continue to serve in accordance with their previous elections. Following the retirement of Messrs. Coleman and McClure and the election of directors, the number of directors will continue to be 12.

     In the absence of other instructions, shares of the Company's common stock and Series D and Series G preferred stock represented by properly executed proxies will be voted in favor of the nominees. If any nominee becomes unavailable for election for any reason, either the proxies will be voted for a substitute recommended by the Nominating Committee and nominated by the board of directors or the board may make an appropriate reduction in the number of directors to be elected. Unless the number of directors to be elected has been so reduced, the six nominees for election as directors at the annual meeting who receive the greatest number of votes at the meeting will be elected as directors. Abstentions will have no effect on the election of directors.

NOMINEES FOR DIRECTORS WHOSE TERMS EXPIRE IN 2000

-------------------

                  GEORGE J. HARAD, 52, was elected a member of the board and president of the Company in 1991. He was elected chief executive officer of Boise Cascade in 1994, became chairman of the board in 1995, and has been an executive officer of the Company since 1982. He is also chairman of the board of Boise Cascade Office Products Corporation and a director of Allendale Insurance Co.

-------------------
                  DONALD S. MACDONALD, 65, was elected to the Company's board for the second time in February 1996. He was originally elected in 1978 but resigned in 1986. Mr. Macdonald is of counsel in the Toronto law firm of McCarthy Tetrault. He is currently chairman of the Institute for Research on Public Policy, Montreal. Mr. Macdonald served as Canadian High Commissioner to Great Britain and Northern Ireland from 1988 to 1991. In addition, he was a member of the Canadian House of Commons for 16 years and a former chairman of the Royal Commission on the Economic Union and Development Prospects for Canada. Between 1968 and 1977, he held the Cabinet positions of President of the Privy Council; Minister of National Defense; Minister of Energy, Mines, and Resources; and Minister of Finance. Mr. Macdonald is chairman and director of Siemens Electric Limited, and a director of Alberta Energy Company Limited, Banister Foundation Inc., CanEnerco Limited, Celanese Canada Inc., Hambros Canada Inc., Slough Estates Canada Limited, Sun Life Assurance Company of Canada, and TransCanada Pipelines Limited.

-------------------
                  JANE E. SHAW, 58, was elected to the board of directors in 1994. She is the former president and chief operating officer of ALZA Corporation, a therapeutic systems company. Ms. Shaw is the founder of The Stable Network, which provides consulting services to the biopharmaceutical industry. She is also a director of Aviron, Intel Corporation, and McKesson Corporation.

-------------------
                  EDSON W. SPENCER, 70, was elected to the board of directors in 1988. He is the former chairman of the board and chief executive officer of Honeywell Inc., an electronics manufacturing company. He is also a director of the American Express Mutual Fund Group.

NOMINEES FOR DIRECTORS WHOSE TERMS EXPIRE IN 1998

-------------------
                  PHILIP J. CARROLL, 59, has been nominated to be elected to the board of directors in April 1997. He is the president and chief executive officer of Shell Oil Company, an integrated petroleum company.

-------------------
                  GARY G. MICHAEL, 56, has been nominated to be elected to the board of directors in April 1997. He is a director, chairman of the board, and chief executive officer of Albertson's, Inc., a retail food and drug company. He is also a director of Questar Corporation and the Federal Reserve Bank of San Francisco.

DIRECTORS WHOSE TERMS EXPIRE IN 1998

-------------------
                  ANNE L. ARMSTRONG, 69, was elected to the Company's board for the second time in 1978. She was originally elected in 1975 but resigned the following year to accept appointment as U.S. Ambassador to Great Britain. She had served earlier as a counselor to the President of the United States. Mrs. Armstrong is chairman of the board of trustees of the Center for Strategic and International Studies, Washington, D.C. She is also a director of General Motors Corporation, Halliburton Company, American Express Company, and Glaxo Wellcome p.l.c.

-------------------
                  A. WILLIAM REYNOLDS, 63, was elected to the board of directors in 1989. He is the chief executive of Old Mill Group, a private investment firm. Mr. Reynolds is the former chairman of the board and chief executive officer of GenCorp Inc., a diversified manufacturing and service company. He is also a director of Boise Cascade Office Products Corporation, Eaton Corporation, and Stant Corporation and former chairman of the Federal Reserve Bank of Cleveland.

DIRECTORS WHOSE TERMS EXPIRE IN 1999

-------------------
                  ROBERT K. JAEDICKE, 68, became a director in 1983. He is professor (emeritus) of accounting at the Stanford University Business School and served as dean of Stanford's Graduate School of Business from 1983 to 1990. Professor Jaedicke is also a director of Wells Fargo & Company, Homestake Mining Company, Enron Corp., GenCorp Inc., State Farm Insurance Companies, and California Water Service Company.

-------------------
                  PAUL J. PHOENIX, 69, was elected to the board of directors in 1987. He is the former chairman of the board and chief executive officer of Dofasco Inc., a steel products company. He is also a director of The Bank of Nova Scotia, Montreal Trust Co., Mutual Life of Canada, and GenCorp Inc.

-------------------
                  FRANK A. SHRONTZ, 65, was elected to the board of directors in 1989. He is the former chairman of the board and chief executive officer and currently serves as chairman emeritus of The Boeing Company, an aerospace company. He is also a director of Chevron Corporation, Citicorp, and Minnesota Mining & Manufacturing Co.

-------------------
                  WARD W. WOODS, JR., 54, was elected to the board of directors in 1992. He is president and chief executive officer of Bessemer Securities Corporation, a privately held investment company. Mr. Woods is the managing general partner of Bessemer Holdings, L.P., and Bessemer Partners & Co. He is chairman of the board of Stant Corporation and BCP/Essex Holdings, Inc., and is a director of Freeport-McMoRan Copper and Gold Inc., Graphic Controls Corporation, Kelley Oil & Gas Corporation, and several private companies.

BOARD MEETINGS AND ATTENDANCE OF DIRECTORS

     During 1996, the board of directors held five meetings. One director, Edson
W. Spencer, participated in four of the five board meetings but was unable to participate in several committee meetings, which, in the aggregate, resulted in his attending less than 75% of the total meetings of the board and the committees on which he served.

COMMITTEES OF THE BOARD OF DIRECTORS

     The board of directors has a Committee of Outside Directors. This committee, composed of all 11 nonemployee directors of the Company, is responsible for reviewing the performance of the chief executive officer and establishing his individual and corporate goals and strategies. This committee also reviews the performance and processes of the board of directors and communication among the board, management, and shareholders. The Committee of Outside Directors meets at least twice each year, without management directors present, under the leadership of Mr. Robert K. Jaedicke. During 1996, this committee held two meetings.

     The board of directors has an Executive Committee. The committee can exercise most of the powers and authorities of the full board in the management of the business and affairs of the Company. The committee chairman is George J. Harad, and its other members are Messrs. Jaedicke, Shrontz, Spencer, and Woods. During 1996, this committee held two meetings.

     The board of directors has an Executive Compensation Committee composed of five members, none of whom is an officer or employee of the Company or an executive officer of another company on whose board of directors any executive officer of the Company serves. In addition, this committee has no members who are employees of another company which engages in significant financial transactions with the Company. The Executive Compensation Committee is responsible for establishing all executive officer compensation and for administering stock option and variable compensation programs applicable to officers and directors. The committee chairman is Ward W. Woods, Jr., and its other members are Mrs. Armstrong and Messrs. Coleman, Phoenix, and Reynolds. During 1996, this committee held five meetings.

     The board of directors has an Audit Committee composed of seven members, none of whom is an officer or employee of the Company. The committee meets periodically with management, the Company's Internal Audit staff, and representatives of the Company's independent auditors to assure that appropriate audits of the Company's affairs are being conducted. In carrying out these responsibilities, the committee reviews the scope of internal and external audit activities and the results of the annual audit. The committee also recommends a public accounting firm to serve as independent auditors each year. Both the independent auditors and the internal auditors have direct access to the Audit Committee to discuss the results of their examinations, the adequacy of internal accounting controls, and the integrity of financial reporting. The committee chairman is Edson W. Spencer, and its other members are Ms. Shaw and Messrs. Coleman, Jaedicke, Macdonald, McClure, and Phoenix. During 1996, this committee held three meetings.

     The board of directors also has a Nominating Committee composed of five members, none of whom is an officer or employee of the Company. The committee reviews candidates to be considered for nomination to the board of directors and makes recommendations to the board. The committee chairman is Frank A. Shrontz, and its other members are Mrs. Armstrong, Ms. Shaw, and Messrs. McClure and Reynolds. During 1996, the committee held four meetings.

     The Nominating Committee evaluates board candidates using qualifications established by the board of directors. These qualifications provide that a director should be able to apply good, independent judgment in a business situation and represent the interests of all the Company's shareholders and constituencies. The Nominating Committee also considers candidates based on demonstrated maturity and experience; geographic balance; special expertise in natural resources, environmental, energy, and health issues; and background as an educator in business, economics, or the sciences. In addition, the committee favors a board represented by diverse backgrounds and gives particular consideration to female and minority candidates. A director must be free of any conflicts of interest which would interfere with his or her loyalty to the Company and its shareholders.

     Shareholders wishing to suggest nominees for the Nominating Committee's consideration for future elections should write to A. James Balkins III, Vice President and Corporate Secretary, 1111 West Jefferson Street, P.O. Box 50, Boise, Idaho 83728-0001, stating in detail the proposed nominee's qualifications and other relevant biographical information and providing an indication of the proposed nominee's consent to accept nomination. Shareholders wishing to nominate directors directly rather than through the Nominating Committee should review the procedures described in this proxy statement under "Shareholder Proposals -- Shareholder Nominations for Directors."

DIRECTORS' COMPENSATION

     Directors, except those who are also officers of the Company, are paid an annual retainer of $30,000 plus a fee of $1,500 for each board meeting attended in person. Committee chairmen receive an additional $6,500 per year. Directors receive $600 for participating in any meeting of the board or of any committee conducted by telephone, $600 for personal attendance at the meeting of any committee to which they are assigned, and $600 for any action by consent in lieu of meeting. The directors are reimbursed for travel and other expenses related to attendance at the meetings.

     Nonemployee directors may elect to have any or all of their retainers and meeting fees paid in the form of stock options, rather than cash, through the Director Stock Compensation Plan ("DSCP"). Under the DSCP, nonemployee directors must specify by each December 31 the amount of their cash compensation to be earned in the following calendar year that they wish to have paid in the form of stock options. The DSCP has been approved by the Company's shareholders.

     The options are granted at the end of each calendar year to directors participating in the DSCP and are designed to be equal in value to the amount of compensation elected by each director to be paid in this form rather than cash compensation. The options have an exercise price of $2.50 per share, are exercisable six months following the date of grant, and expire three years following the director's resignation, retirement, or termination as a director of the Company. The number of option shares granted to each participating director was based upon the amount of compensation which he or she has elected not to receive in cash and the market value of the common stock on July 31, 1996. Eight of the 12 eligible directors participated in the DSCP in 1996, and six directors have elected to participate in the plan in 1997.

     In 1995, the Company's shareholders approved the Director Stock Option Plan ("DSOP"). Under the DSOP, each individual who is a nonemployee director of the Company as of January 1 or is elected prior to July 31 will receive a stock option grant on July 31. Directors elected between August 1 and December 31 will receive a grant when they are elected to the board. In 1996, each of the Company's nonemployee directors received an option to purchase 1,500 shares of the Company's common stock at a price equal to the market price of the stock on the date the option was granted. The options are exercisable one year following the date of grant and expire the earlier of (a) three years following the director's retirement, resignation, death, or termination as a director of the Company or (b) ten years after the grant date.

     The Company also has a deferred compensation program for nonemployee directors. The initial plan, adopted in 1983, allowed each eligible director to defer a portion of his or her cash compensation earned between January 1, 1984, and December 31, 1987. The program was subsequently extended to December 1991 and again to December 1995. In 1995, a new plan was adopted, similar to the previous deferred compensation plans, which allows each nonemployee director to defer cash compensation earned between January 1, 1996, and December 31, 2000.

     Under these plans, nonemployee directors may defer from a minimum of $5,000 to a maximum of 100% of their cash compensation in a calendar year. Under the 1983 plan, interest accrues on the deferred amount at a monthly rate equal to Moody's Composite Average of Yields on Corporate Bonds plus four percentage points. Under the plans in place since 1988, interest accrues on deferred compensation at a rate equal to 130% of Moody's Composite Average of Yields on Corporate Bonds. The plans prior to 1995 provide for a minimum death benefit based upon the amount of the four-year deferral, and the Company has purchased corporate-owned life insurance policies to help offset the expense of these plans. The directors' deferred compensation plans provide for payment of the Company's obligations under the plans through a trust in the event of a change in control of the Company (as defined in the plans). For more information on this trust, see "Other Benefit Plans -- Deferred

Compensation and Benefits Trust." As of December 31, 1996, eight current directors were participating in the deferred compensation program.

CONSULTING AND LEGAL SERVICES

     James A. McClure is a consultant to the firm of McClure, Gerard & Neuenschwander, Inc., located in Washington, D.C. This firm provides consulting services in the area of governmental and environmental affairs at the national level. The Company paid $25,000 to the firm for consulting services in 1996 and has retained the firm's services for 1997. In addition, Mr. McClure is of counsel in the law firm of Givens, Pursley, & Huntley located in Boise, Idaho. During 1996, this firm provided services to the Company, and the Company expects to use Givens, Pursley, & Huntley's services in 1997. These consulting and legal services are retained independently of Mr. McClure's service on the Company's board of directors.

     Donald S. Macdonald is of counsel in the law firm of McCarthy Tetrault located in Toronto, Ontario, Canada. During 1996, this firm provided legal services to the Company and certain of its affiliates, and the Company expects to use McCarthy Tetrault's services in 1997. These legal services are retained independently of Mr. Macdonald's service on the Company's board of directors.

2.  RATIFICATION OF APPOINTMENT OF AUDITORS

     Subject to shareholder ratification, the board of directors has appointed the public accounting firm of Arthur Andersen LLP to be the Company's independent auditors for 1997. Representatives of the firm will be available at the annual meeting to respond to questions from shareholders. They have advised the Company that they do not presently plan to make a statement at the meeting, although they will have the opportunity to do so.

     In the absence of other instructions, shares represented by properly executed proxies will be voted "FOR" the ratification of the appointment of Arthur Andersen LLP as auditors for 1997.

    The Board of Directors Unanimously Recommends a Vote "FOR" Ratification of the Appointment of Arthur Andersen LLP as Auditors for 1997.

3.  SHAREHOLDER PROPOSAL: REINCORPORATION IN IDAHO

     Howard D. Naylor, 333 W. Groveview Lane, Boise, Idaho 83702, who owns 1,000 shares of Boise Cascade common stock, has given the Company notice that he intends to present the following proposal at the annual meeting.

        RESOLVED, that shareholders urge the Board of Directors of Boise Cascade take the steps necessary to reincorporate our Company from Delaware to Idaho.

The statement of the shareholder in support of the resolution is as follows:

          I believe that our company, founded in Idaho, headquartered in and named for the Idaho state capital, should not be governed by the corporate laws of Delaware.

          By incorporating in Delaware instead of Idaho, Boise Cascade can engage in "forum shopping," the same process that would permit a plaintiff to pick his judge.

          Forum shopping, I believe, demonstrates a disregard for the integrity of law with both specific and general repercussions for shareholders.

          Specifically, Boise Cascade faces many legal challenges. On environmental issues, the company was listed as a "potentially responsible party" at 53 federal or state-listed hazardous waste sites at the end of 1993, and 38 sites at the end of 1995. The company sued its insurance companies over some of these costs in state court in Boise.

          After closing its Council, Idaho mill in 1995, the company moved the equipment to Guerrero, Mexico, a region of conflict. In June 1995, a protest by farmers about timber cutting left 17 farmers dead and 20 wounded by the police. The state governor resigned and 28 police officers and four officials were jailed. Such terrain is fraught with peril for Boise Cascade and its shareholders.

          Our company also enters court on labor issues, and has been assessed more than $4 million in penalties in recent years.

          Such unfortunate problems bear on the issue of an Idaho incorporation directly because corporate law defines director accountability, liability, and venues for penalties. Idaho lawmakers could decide that a Boise Cascade director who is grossly negligent in ensuring that the company adheres to environmental or labor law could be held personally liable. Delaware law excuses directors from being held liable for gross negligence.

          Generally, an Idaho incorporation would also serve as a demonstration that our company honors the law, and doesn't view it as an inconvenience for skillful attorneys to circumvent.

          The accident of history that permits corporations to charter in any state has created an unhealthy competition among the states to write management-friendly law. Delaware, in leading this competition, reaps some $200 million, or 20% of the state budget -- enough to reduce personal taxes on its citizens. (Conversely, if Idaho companies incorporated in Idaho, this would generate fees that would reduce personal taxes on Idahoans.)

          When this type of resolution was introduced at Minnesota Mining and Manufacturing (also incorporated in Delaware), 3M's management contended that Minnesota law isn't necessarily any better. In part, I agree. Any state that dares to strengthen its incorporation laws to serve shareholders, risks losing the few companies still chartered in that state to Delaware.

          But until shareholders declare an end to this nonsense, forum shopping will erode corporate accountability.

STATEMENT BY DIRECTORS IN OPPOSITION TO THE PROPOSAL

     Your board of directors recommends a vote AGAINST the shareholder proposal to reincorporate in Idaho.

     Preface. Before addressing the stated purpose of this resolution -- reincorporation in Idaho -- your board of directors takes strong exception to the inaccurate statements set forth by the proponent. The allegations with respect to the Company's environmental and labor records and its dealings in Mexico are simply untrue. The Company is committed to maintaining the highest ethical and legal standards in all business arenas, regardless of forum. Our repeated invitations to the proponent to discuss his concerns about the Company were not accepted.

     Reincorporation in Idaho. Since 1931, the Company has been a Delaware corporation. Unlike any other state, Delaware has developed and maintained a separate court system devoted solely to corporate and business matters. That court system, and the large body of corporate law it has developed, provides companies and shareholders alike with a high degree of predictability in the myriad of legal issues facing businesses today.

     Of the top 100 industrial corporations in the United States, more than 60% are incorporated in Delaware. Less than 30% are actually incorporated in the jurisdiction of their principal business location. As the proponent of this proposal indicates, a similar proposal was presented to the shareholders of Minnesota Mining and Manufacturing ("3M") seeking reincorporation from Delaware to Minnesota. The proposal failed, with less than 2.5% of 3M's shareholders electing to reincorporate in Minnesota.

     Your board of directors does not believe that reincorporation is in either the shareholders' or the Company's best interests.

VOTE REQUIRED

     The shareholder proposal regarding reincorporation will be approved if the votes for the proposal exceed the votes against the proposal. Abstentions will not be counted as votes for or against the proposal. Reincorporation in Idaho would require a formal amendment to the Company's Certificate of Incorporation.

         The Board of Directors Unanimously Recommends a Vote "AGAINST"
                    the Proposal to Reincorporate in Idaho.

4.  OTHER BUSINESS

     The United Food and Commercial Workers Union, Local 99, has indicated that it intends to submit the following advisory proposal for consideration at the Company's 1997 annual shareholders meeting:

        RESOLVED, that shareholders recommend the company have all directors stand for election annually (in other words, declassify its board of directors).

     The Company reserves the right to exercise discretionary authority to vote against the proposal should it be presented at the annual meeting.

     The Company's management knows of no other matters to be brought before the meeting for a vote. If, however, other matters are presented for a vote at the meeting, the proxy holders will vote the shares represented by properly executed proxies according to their judgment on those matters.

     At the meeting, management will report on the Company's business, and shareholders will have an opportunity to ask questions.

SECURITY OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS

     According to information furnished to the Company by the directors, nominees for director, and executive officers, the shares of Company common stock beneficially owned by them on December 31, 1996, were as follows:

                           OWNERSHIP OF COMPANY STOCK
--------------------------------------------------------------------------------

                                                                                       AMOUNT AND NATURE
                                                                                         OF BENEFICIAL       PERCENT
                              NAME OF BENEFICIAL OWNER                                     OWNERSHIP         OF CLASS
---------------------------------------------------------------------------------------------------------------------
DIRECTORS (1)
Anne L. Armstrong...................................................................            8,296             *
Philip J. Carroll...................................................................                0             *
Robert E. Coleman...................................................................            6,895             *
George J. Harad.....................................................................          572,486(2)        1.1%
Robert K. Jaedicke..................................................................            2,996             *
Donald S. Macdonald.................................................................            2,507             *
James A. McClure....................................................................            4,909             *
Gary G. Michael.....................................................................                0             *
Paul J. Phoenix.....................................................................            4,873             *
A. William Reynolds.................................................................           19,710             *
Jane E. Shaw........................................................................            4,276             *
Frank A. Shrontz....................................................................            5,500             *
Edson W. Spencer....................................................................           17,826             *
Ward W. Woods, Jr...................................................................           19,742             *
OTHER NAMED EXECUTIVES
Peter G. Danis Jr...................................................................           97,708(2)          *
N. David Spence.....................................................................          105,769(2)          *
Theodore Crumley....................................................................           97,373(2)          *
Richard B. Parrish..................................................................          137,422(2)          *
Christopher C. Milliken.............................................................            2,425(2)          *
Carol B. Moerdyk....................................................................           48,574(2)          *
All directors, nominees for director, and executive officers as a group (1)(2)(3)...        2,019,583          3.83%

*Less than 1% of class
--------------------------------------------------------------------------------

(1) Beneficial ownership for the directors includes all shares held of record or in street name, plus options granted but unexercised under the Director Stock Compensation Plan ("DSCP") and Director Stock Option Plan ("DSOP"), described under "Election of Directors -- Directors' Compensation." The number of shares subject to options under the DSCP included in the beneficial ownership table is as follows: Mrs. Armstrong, 4,296 shares; Ms. Shaw, 1,776 shares; and Messrs. Coleman, 2,395 shares; Macdonald, 307 shares; McClure, 2,159 shares; Phoenix, 2,040 shares; Reynolds, 7,210 shares; Spencer, 2,820 shares; Woods, 7,242 shares; and directors as a group, 30,245 shares. The number of shares subject to options under the DSOP included in the beneficial ownership table is as follows: 2,500 shares for each nonemployee director (except Mr. Macdonald who has 1,500 shares) and 26,500 shares for the directors as a group.

(2) The beneficial ownership for these executive officers includes all shares held of record or in street name, plus options granted but unexercised under the Key Executive Stock Option Plan ("KESOP"), described under "Compensation Tables -- Stock

    Options," and interests in shares of common stock held in the Company Common Stock Fund by the trustee of the Company's Savings and Supplemental Retirement Plan ("SSRP"), a defined contribution plan qualified under
    Section 401(a) of the Internal Revenue Code. The following table indicates the nature of each executive's stock ownership and also shows the number of shares of convertible preferred stock, Series D, held in the Employee Stock Ownership Plan ("ESOP") fund of the SSRP, and the number of shares of cumulative preferred stock, Series F, which are not included in the beneficial ownership table.

                                                     Common   Unexercised    SSRP        ESOP       Series F
                                                     Shares     Option      (Common   (Preferred   (Preferred
                                                     Owned      Shares      Stock)      Stock)       Stock)
                                                     ------   -----------   -------   ----------   ----------
        George J. Harad............................  3,050       561,650     7,786         637           0
        Peter G. Danis Jr..........................  1,740        92,017     3,951         404           0
        N. David Spence............................  2,037       101,783     1,949         200           0
        Theodore Crumley...........................  1,180        88,283     7,910         437           0
        Richard B. Parrish.........................  3,358       133,934       130         442           0
        Christopher C. Milliken....................      0         2,425         0         788           0
        Carol B. Moerdyk...........................      0        48,533        41         230           0
        All executive officers as a group..........  20,862    1,840,323    60,868      11,110         700

(3) The executive officers, directors, or nominees for director (individually or as a group) do not own more than 1% of any series of the Company's preferred stock.

     On December 31, 1996, the Company's directors, nominees for director, and executive officers beneficially owned the indicated number of shares of common stock of the Company's majority-owned subsidiary, Boise Cascade Office Products
Corporation:

          OWNERSHIP OF BOISE CASCADE OFFICE PRODUCTS CORPORATION STOCK

--------------------------------------------------------------------------------------------------------------------
                                                                            COMMON       UNEXERCISED
                                                                            SHARES          OPTION          TOTAL
                        NAME OF BENEFICIAL OWNER                           OWNED(1)         SHARES        SHARES(2)
--------------------------------------------------------------------------------------------------------------------
DIRECTORS
Anne L. Armstrong........................................................     4,000               0           4,000
George J. Harad..........................................................     2,000               0           2,000
A. William Reynolds......................................................    20,000           8,000          28,000
Jane E. Shaw.............................................................     5,000               0           5,000
Edson W. Spencer.........................................................     5,000               0           5,000
OTHER NAMED EXECUTIVES
Peter G. Danis Jr........................................................    22,000         221,800         243,800
Theodore Crumley.........................................................     1,000               0           1,000
Christopher C. Milliken..................................................    13,651          60,400          74,051
Carol B. Moerdyk.........................................................     5,000          74,400          79,400

All directors, nominees for director, and executive officers as a
  group..................................................................    87,102         364,600         451,702
--------------------------------------------------------------------------------------------------------------------

(1) Includes direct and indirect ownership.

(2) The individual and aggregate beneficial ownership represents less than 1% of the outstanding shares.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934 requires the Company's directors and executive officers, and persons who own more than 10% of a registered class of the Company's equity securities ("Reporting Persons"), to file reports of ownership on Form 3 and changes in ownership on Form 4 or 5 with the Securities and Exchange Commission (the "SEC") and the New York Stock Exchange. These Reporting Persons are also required by SEC rules to furnish the Company with copies of all Section 16(a) forms that they file.

     Based solely on its review of copies of these reports, or written representations from certain Reporting Persons, the Company believes all Reporting Persons have timely complied with their obligations under Section 16(a) during the year ended December 31, 1996, except for a Form 4 reporting a sale of the Company's common stock by Donald F. Smith, former Vice President, Timberland Resources, filed on May 10, 1996, and which was due on March 10, 1996. In addition, a report of a stock option exercise and sale of common stock due May 10, 1996, was included in Mr. Smith's Form 5 for 1996, filed in February 1997.

EXECUTIVE COMPENSATION

     The Executive Compensation Committee of the board of directors, consisting entirely of nonemployee directors, is responsible for approving the compensation programs and individual salaries for the Company's executive officers. Certain of the Company's executive officers are employees of Boise Cascade Office Products Corporation ("BCOP") and receive their compensation from BCOP. BCOP's Compensation Committee, also consisting entirely of nonemployee directors, is responsible for approving compensation programs and salaries for these officers. The following report is intended to assist shareholders in understanding the basis for the Executive Compensation Committee's compensation decisions during 1996.

EXECUTIVE COMPENSATION COMMITTEE REPORT

     The Company is committed to providing competitive total compensation to all employees. The Company's executive compensation program is designed to attract, motivate, reward, and retain the broad-based management talent critical to the Company's achievement of its objectives.

     Compensation for all the Company's employees, including its executive officers, is based on each employee's job responsibilities and on his or her individual performance over time. In order to ensure that compensation levels remain competitive in light of the compensation program objectives, the Company subscribes to various reports on executive compensation and collects information about the compensation practices of 31 other companies within the forest products industry. Of these, 13 are included among the 14 companies in the paper and forest products company index included in the performance graph following this report.

     The companies within the forest products industry used for this purpose are selected primarily because comparable levels of responsibility can be identified for executives within these companies. The Company also collects information regarding compensation practices of approximately 287 Fortune 500 manufacturing companies. Collectively, these forest products industry and manufacturing companies are referred to as "peer group" companies in this report. In addition to the compensation information regarding peer group companies, the Company and the Executive Compensation Committee utilize information regarding executive compensation programs provided by human resource consulting firms, including, in 1996, Hewitt Associates and Management Compensation Services.

     The Company's executive compensation program has four principal components: base salary, annual variable incentive compensation, stock options, and other compensation programs. The committee believes these components collectively provide competitive compensation and form an appropriate relationship between an executive's compensation, the executive's performance, and the Company's performance. The Company's executive compensation plans also reflect the committee's intent that compensation paid to executive officers will qualify for federal income tax deduction by the Company. However, the committee recognizes that an element of subjective judgment is inherent in executive compensation decisions and reserves the authority to make compensation payments that may not necessarily satisfy federal tax law requirements regarding deductibility.

     During 1996, compensation for executive officers and key managers was directly linked to the Company's performance through a cash-based annual variable (at-risk) incentive component and was also linked to the growth in the value of the Company's stock through a stock option program.

     Base Salary. A salary guideline is established for each salaried position in the Company, including each executive officer position. The midpoint of each salary guideline is generally equal to the average salary adjusted for company size (sales) of equivalent positions at the peer group companies. The committee determines each executive officer's base salary by reviewing his or her sustained job performance over time, based on individual performance and performance of the business or staff unit over which the executive officer exercises responsibility. Business or staff unit performance is assessed against such measures as economic value added ("EVA"(R)), return on total capital, effective environmental management, achievement of sales or production targets, effectiveness of cost-containment measures, progress toward implementation of Total Quality process improvements, and other factors relevant to each executive officer's position. The relative weight attributed to each factor, with respect to each executive officer, is an inherently subjective judgment.

     Annual Variable Incentive Compensation. The Executive Compensation Committee establishes objective performance criteria for the Company's annual executive officer variable incentive compensa-tion program, or pay at risk. This program has been approved by the Company's shareholders. In 1996, it, together with similar plans covering managers in specific operating divisions or locations, was applicable to about 550 of the Company's key managers, including all executive officers. The plan covering executive officers is administered by the Executive Compensation Committee. The committee had established a target payout for the chief executive officer which, over time (a complete business cycle), should have averaged approximately 60% of the chief executive officer's base salary, assuming satisfactory Company performance. For 1997, this target payout was increased to 70% by the committee based on a review of competitive compensation practices of peer group companies and the committee's desire to increase the incentive portion of the chief executive officer's total compensation.

     For 1996, the criteria for the executive officer plan (including the chief executive officer) specified percentages of the participants' compensation to be paid as additional cash compensation based on improvements in the Company's EVA. Economic value added is determined by calculating the Company's income from operations and subtracting a cost of capital charge. The cost of capital charge is intended to represent an estimated average of the Company's weighted pretax cost of capital. Studies have indicated that, for the Company, increases in EVA correlate more closely than any other financial measure with increases in shareholder value. The actual payout under this plan, if any, will vary from year to year, depending on the Company's financial performance during each year. Target payout amounts for executive officers also vary depending on each officer's level of responsibility and competitive compensation practices. Incentive payments for 1996 also include an award made by the committee which considered the payout of division and subsidiary EVA incentive plans, progress made in the implementation of key business strategies, and other performance factors.

     For the chief executive officer, payment under the 1996 program was about 18% of base salary and is reported in the Summary Compensation Table. Amounts paid under the variable incentive program, including a discretionary incentive payment, are reflected in the Summary Compensation Table.

     Stock Options. The Company's long-term incentive compensation for executive officers and other key managers is provided through grants of stock options. The stock option plan has been approved by the Company's shareholders and is administered by the Executive Compensation Committee of the board of directors. Stock options have generally been granted to plan participants each year. The number of stock options granted is determined by a competitive compensation analysis and consultants' recommendations and is based on each individual's salary guideline and responsibility. The committee may also consider the number and exercise price of options granted to individuals in the past. Corporate or business unit measures are not used by the committee in determining the size of individual option grants. All grants have been made with an exercise price equal to the fair market value of the Company's common stock on the date of grant.

     During 1996, stock options were granted to the Company's executive officers and other participating employees. Mr. Harad received a grant of an option to purchase 70,000 shares of the Company's common stock. In determining the number of shares to include in Mr. Harad's grant, the committee considered information about stock option grants to chairmen and chief executive officers of the peer group companies, the financial performance of the Company, the number of shares granted to other chief executive officers and the value of those options, the size of grants offered to the Company's other executive officers, and the number and exercise price of shares Mr. Harad had under previous grants.

     The stock option plan limits the number of shares that can be issued to any individual over the life of the plan to 15% of the total number of shares authorized by shareholders for issuance under the plan. This provision reflects the committee's view that the stock option plan is intended to provide long-term incentive compensation to a relatively broad spectrum of the Company's executives.

     Other Compensation Plans. Each of the Company's executive officers is entitled to receive additional compensation in the form of payments, allocations, or accruals under various compensation and benefit plans, as described more fully in the footnotes to the Summary Compensation Table and under the heading "Other Benefit Plans" in this proxy statement. Each of these plans or programs is an integral part of the Company's overall compensation program, which is designed to provide competitive compensation, to effectively motivate superior long-term job performance, and to enable the Company to continue to attract and retain executives with the abilities to build and manage the Company into the future.

     Compensation of Chief Executive Officer. Each year, the committee reviews the criteria discussed under "Base Salary" above and establishes the chief executive officer's base salary. The chief executive officer's performance is formally reviewed against a written performance plan. In 1996, the committee set Mr. Harad's base salary at $730,000 per year. This reflects Mr. Harad's 26 years of experience with the Company, his responsibilities as chief executive officer, and his role in the Company's strategic positioning, cost-effectiveness programs and Total Quality evolution. This salary rate is approximately 4% above the midpoint of the designated salary guideline ($704,700) for the Company's chief executive officer. Mr. Harad also received payments under the Company's incentive compensation plan, as previously described.

     Executive Compensation Committee of the Board of Directors.

           Ward W. Woods, Jr., Chairman
           Anne L. Armstrong
           Robert E. Coleman
           Paul J. Phoenix
           A. William Reynolds

PERFORMANCE GRAPH

     The following graph provides a comparison of the five-year cumulative total return (assuming reinvestment of dividends) for the Standard & Poor's 500 index, the Standard & Poor's paper and forest products company index, and the Company.

        Measurement Period             Boise Cascade      Paper & Forest
      (Fiscal Year Covered)                Corp.             Products          S&P 500 Index
1991                                               100                 100                 100
1992                                             97.80              114.34              107.62
1993                                            111.65              126.01              118.46
1994                                            130.18              131.30              120.03
1995                                            170.61              144.57              165.13
1996                                            159.67              159.91              203.05

                                         BASE
                                        PERIOD        RETURN         RETURN         RETURN         RETURN         RETURN
COMPANY/INDEX NAME                       1991          1992           1993           1994           1995           1996
-------------------------------------------------------------------------------------------------------------------------
Boise Cascade Corp. .................    $100         $ 97.80        $111.65        $130.18        $170.61        $159.67
Paper & Forest Products..............     100          114.34         126.01         131.30         144.57         159.91
S&P 500 Index .......................     100          107.62         118.46         120.03         165.13         203.05

COMPENSATION TABLES

     The individuals named in the following tables include the Company's chief executive officer and the six other most highly compensated executive officers of the Company during 1996.

     The following table describes compensation earned by the named individuals during each of the last three years:

                           SUMMARY COMPENSATION TABLE
--------------------------------------------------------------------------------

                                                                                   LONG-TERM
                                                                                  COMPENSATION
                                                                                     AWARDS
                                                  ANNUAL COMPENSATION             ------------
                                         --------------------------------------    SECURITIES
                                                                     OTHER         UNDERLYING
                                                                    ANNUAL          OPTIONS/        ALL OTHER
                                         SALARY($)   BONUS($)   COMPENSATION($)     SARS(#)      COMPENSATION($)
  NAME AND PRINCIPAL POSITION     YEAR      (2)        (3)            (4)             (5)              (6)
----------------------------------------------------------------------------------------------------------------
George J. Harad,                  1996   $719,382   $129,941        $   499           70,000         $95,925
Chairman and                      1995    671,880    838,824            487           77,200          63,904
  Chief Executive Officer         1994    532,349    349,190            156          202,200          40,696

Peter G. Danis Jr.,               1996    422,100    533,952              0                0(1)       56,935
Executive Vice President          1995    385,800    398,762            839                0          49,684
  and General Manager,            1994    366,000    191,345          2,440           22,300          45,356
  Office Products
    Distribution(1)

N. David Spence,                  1996    305,214     41,652              0           22,900          52,130
Senior Vice President             1995    278,556    292,262            121           19,700          41,055
  and General Manager,            1994    256,242    135,757            487           16,400          23,837
  Paper Division

Theodore Crumley,                 1996    290,202     39,730            349           22,900          49,203
Senior Vice President             1995    258,756    274,976          1,117           22,900          37,920
  and Chief Financial Officer     1994    211,125    120,767              0           19,600          18,392

Richard B. Parrish,               1996    277,452     37,487              0           19,700          40,046
Senior Vice President,            1995    264,558    274,361              0           19,700          28,236
  Building Products               1994    253,257    133,839              0           16,400          31,584

Christopher C. Milliken,          1996    207,522    199,331              0                0(1)       16,228
Vice President, Operations,       1995    182,505    158,094              0                0          14,444
  Office Products                 1994    142,506     38,775              0            4,000           3,891
    Distribution(1)

Carol B. Moerdyk,                 1996    202,257    192,823              0                0(1)       24,123
Vice President, Finance,          1995    182,067    158,094              0                0          22,838
  Office Products                 1994    171,192     84,384          1,248            9,300          14,911
    Distribution(1)
----------------------------------------------------------------------------------------------------------------

(1) Mr. Danis is also president and chief executive officer, Boise Cascade Office Products Corporation. Mr. Milliken is also senior vice president, Operations, Boise Cascade Office Products Corporation. Ms. Moerdyk is also senior vice president and chief financial officer and treasurer, Boise Cascade Office Products Corporation. All Messrs. Danis' and Milliken's and Ms. Moerdyk's 1996 compensation was paid by Boise Cascade Office Products Corporation with the exception of certain accruals of above-market interest on executive officer deferred compensation plans maintained by the Company and in which these officers participated prior to 1996. During 1996, these officers were not granted options to purchase shares of the Company's common stock but were granted options by the Compensation Committee of the Boise Cascade Office Products Corporation board of directors to purchase 87,000, 32,000, and 32,000 shares, respectively, of Boise Cascade Office Products Corporation's $.01 par value common stock under its Key Executive Stock Option Plan.

(2) Includes amounts deferred under the Company's SSRP and Executive Officer Deferred Compensation Plans and, for Messrs. Danis and Milliken and Ms. Moerdyk, amounts deferred under the Boise Cascade Office Products Corporation Deferred Compensation Plans.

(3) Payments, if any, under the Company's and Boise Cascade Office Products Corporation's variable incentive compensation program. See "Executive Compensation -- Executive Compensation Committee Report -- Annual Variable Incentive Compensation."

(4) The amounts shown in this column reflect the amount of federal income tax incurred by the named executive and paid by the Company or Boise Cascade Office Products Corporation relating to various executive officer benefits. The cost incurred by the Company during these years for all the various perquisites provided to each of the named executive officers is not included in this column, because the amount did not exceed the lesser of $50,000 or 10% of the executive's compensation during each year.

(5) Grants under the Company's Key Executive Stock Option Plan.

(6) Amounts disclosed in this column include the following:
--------------------------------------------------------------------------------

                                                         COMPANY
                                                        MATCHING
                                                      CONTRIBUTIONS       ACCRUALS OF
                                                         TO THE          ABOVE-MARKET
                                                        EXECUTIVE         INTEREST ON                          COMPANY
                                                         OFFICER       EXECUTIVE OFFICER       COMPANY       PAID PORTION
                                                        DEFERRED           DEFERRED        ALLOCATIONS TO    OF EXECUTIVE
                                                      COMPENSATION       COMPENSATION       THE EMPLOYEE     OFFICER LIFE
                                                      OR SSRP PLANS     PLANS BALANCES     STOCK OWNERSHIP    INSURANCE
                                             YEAR        ($)(*)               ($)             PLAN ($)       PROGRAMS ($)
-------------------------------------------------------------------------------------------------------------------------
George J. Harad............................  1996        $65,445            $12,884            $ 1,700         $ 15,896
                                             1995         37,635              8,560              2,000           15,709
                                             1994         27,609              6,855              3,000            3,232
Peter G. Danis Jr..........................  1996         24,626             28,376                  0            3,933
                                             1995         21,166             22,336              2,000            4,182
                                             1994         18,446             19,795              3,000            4,115
N. David Spence............................  1996         25,094              8,004              1,088           17,944
                                             1995         15,220              5,630              1,180           19,025
                                             1994         12,944              4,688              1,595            4,610
Theodore Crumley...........................  1996         23,737              5,812              1,700           17,954
                                             1995         14,000              4,026              2,000           17,894
                                             1994         10,808              3,150              3,000            1,434
Richard B. Parrish.........................  1996         23,176             12,494              1,700            2,676
                                             1995         14,582              9,145              2,000            2,509
                                             1994         12,787              7,795              3,000            8,002
Christopher C. Milliken....................  1996         10,968              2,966                  0            2,294
                                             1995          9,294              1,562              1,820            1,768
                                             1994              0              1,014              2,555              322
Carol B. Moerdyk...........................  1996         10,811              5,356                  0            7,956
                                             1995          9,735              3,730              1,450            7,923
                                             1994          8,646              3,072              2,000            1,193
-------------------------------------------------------------------------------------------------------------------------

(*) The Company's Executive Officer Deferred Compensation Plans and Boise
    Cascade Office Products Corporation's Deferred Compensation Plans are unfunded plans pursuant to which executive officers may irrevocably elect to defer receipt of a portion (6% to 20%) of their base salary until termination of employment or beyond. Amounts so deferred are generally credited with imputed interest at a rate equal to 130% of Moody's Composite Average of Yields on Corporate Bonds. The Company's SSRP, in which employees of Boise Cascade Office Products Corporation may also participate, is a profit-sharing plan qualified under Section 401(a) of the Internal Revenue Code which contains a cash or deferred arrangement meeting the requirements of Section 401(k) of the Code.

     Stock Options. The following table provides detailed information regarding option grants under the Company's Key Executive Stock Option Plan ("KESOP") during 1996 to the seven executives named in the Summary Compensation Table as well as to all executive officers as a group and nonofficer employees as a group:

                           OPTION/SAR GRANTS IN 1996
--------------------------------------------------------------------------------

                                                               INDIVIDUAL GRANTS
                                            -------------------------------------------------------
                                             NUMBER OF
                                             SECURITIES      PERCENT OF                               GRANT DATE VALUE
                                             UNDERLYING    TOTAL OPTIONS/    EXERCISE                 ----------------
                                            OPTIONS/SARS   SARS GRANTED TO    OR BASE                    GRANT DATE
                                              GRANTED       EMPLOYEES IN       PRICE     EXPIRATION   PRESENT VALUE(2)
                     NAME                       (#)          FISCAL YEAR     ($/SH)(1)      DATE            ($)
----------------------------------------------------------------------------------------------------------------------
George J. Harad...........................      70,000            8.7%        $31.375      7/26/06       $  651,000
Peter G. Danis Jr. (3)....................           0             --               0           --                0
N. David Spence...........................      22,900            2.8          31.375      7/26/06          212,970
Theodore Crumley..........................      22,900            2.8          31.375      7/26/06          212,970
Richard B. Parrish........................      19,700            2.4          31.375      7/26/06          183,210
Christopher C. Milliken (3)...............           0             --               0           --                0
Carol B. Moerdyk (3)......................           0             --               0           --                0
Executive officers as a group.............     341,700           42.5          31.375      7/26/06        3,177,810
Nonofficer employees as a group...........     463,200           57.5          31.375      7/26/06        4,307,760

--------------------------------------------------------------------------------

(1) Under the KESOP, the exercise price must be the fair market value at the date of grant. Options granted under this plan during 1996 were fully vested when granted. However, except for specific situations, the options are not exercisable until one year after the date of the grant. Under the plan, no options may be granted after July 24, 2004.

(2) In accordance with the rules of the Securities and Exchange Commission, "Grant Date Value" has been calculated using the Black-Scholes model of option valuation. The model assumes: (a) a risk-free interest rate of 6.6%,
    (b) expected stock price
    volatility of 30%, (c) expected option term of 4.2 years, and (d) expected dividends of $.60/share. Based on this model, the calculated values of the options on July 25, 1996 (grant date), are $9.30 per share granted.

(3) During 1996, Messrs. Danis and Milliken and Ms. Moerdyk were not granted options to purchase shares of the Company's common stock. These officers were granted options during 1996, by the Compensation Committee of the Boise Cascade Office Products Corporation board of directors, to purchase 87,000, 32,000, and 32,000 shares, respectively, of Boise Cascade Office Products Corporation's $.01 par value common stock under its Key Executive Stock Option Plan, at an exercise price of $25.50/share. These options had a present value at the grant date, using the Black-Scholes valuation model with assumptions of risk-free interest rate of 5.2%, expected option term of
    4.2 years, and stock price volatility of 35%, of $794,310, $292,160, and $292,160, respectively (BCOP common stock currently pays no dividends). These grants represent 17.4%, 6.4%, and 6.4%, respectively, of the percent of total option grants to BCOP employees during 1996.

     The following table sets forth information concerning the exercise of stock options during 1996 and the year-end value of all unexercised stock options granted under the KESOP to the seven executives named in the Summary Compensation Table.

       AGGREGATE OPTION/SAR EXERCISES FOR 1996 AND 1996 OPTION/SAR VALUES
--------------------------------------------------------------------------------

                                                                                                 VALUE OF
                                                                   NUMBER OF                   UNEXERCISED
                                                             SECURITIES UNDERLYING             IN-THE-MONEY
                                                             UNEXERCISED OPTIONS/            OPTIONS/SARS AT
                         SHARES ACQUIRED      VALUE           SARS AT 12/31/96(#)              12/31/96($)
         NAME             UPON EXERCISE     REALIZED(1)    EXERCISABLE/UNEXERCISABLE   EXERCISABLE/UNEXERCISABLE(2)
-------------------------------------------------------------------------------------------------------------------
George J. Harad........            0        $        0           491,650/70,000             $ 2,730,325/26,250
Peter G. Danis Jr. ....       54,400         1,083,799            92,017/     0                 387,463/     0
N. David Spence........       27,200           686,175            78,883/22,900                 265,000/ 8,588
Theodore Crumley.......            0                 0            65,383/22,900                 251,500/ 8,588
Richard B. Parrish.....            0                 0           114,234/19,700                 504,325/ 7,388
Christopher C.
  Milliken.............       11,500           190,988             2,425/     0                       0/     0
Carol B. Moerdyk.......        6,700           182,575            48,533/     0                 224,150/     0
-------------------------------------------------------------------------------------------------------------------

(1) The "value realized" represents the difference between the option's exercise price and the value of the Company's common stock at the time of exercise.

(2) This column indicates the aggregate amount, if any, by which the common stock share price on December 31, 1996, $31.75, exceeded the options' exercise price.

OTHER BENEFIT PLANS

     Deferred Compensation. Under the Company's 1982 Executive Officer Deferred Compensation Plan, individuals elected as executive officers prior to January 1, 1987, had an opportunity to defer between 6% and 10% of their total compensation earned during a period of four years. In addition, each participant could elect to have an amount of up to 3.6% of his or her compensation contributed to the plan by the Company in lieu of Company matching contributions to the Company's Savings and Supplemental Retirement Plan ("SSRP"). This plan is not funded, and the cost of the plan to the Company has been largely offset by participant salary deferrals. The benefit payable upon retirement at age 65 is determined by the amount of salary deferred, any amounts contributed by the Company, and the number of years to normal retirement age at the time of contribution. The benefits are payable, over a 15-year period, in equal monthly installments. Participants may also elect to receive their accrued account amount in a lump sum, subject to a 10% penalty and suspension of the opportunity to make contributions to any deferred compensation plan of the Company for a specified period of time.

     The following table sets forth the contributions and benefits under this plan for the named individuals participating in the plan as of December 31, 1996.
--------------------------------------------------------------------------------

                                                                    YEARS OF
                                                                     SERVICE
                                                                 UPON ATTAINMENT     PARTICIPANT'S     ANNUAL BENEFIT
                                                                    OF AGE 65          DEFERRAL          AT AGE 65
---------------------------------------------------------------------------------------------------------------------
George J. Harad................................................         38              $87,225           $118,120
Peter G. Danis Jr. ............................................         29               91,275             88,152
Richard B. Parrish.............................................         42               71,343            113,688
---------------------------------------------------------------------------------------------------------------------

     Pension Plan. The estimated annual benefits payable upon retirement at age 65 under the Company's Pension Plan for Salaried Employees for specified high-five-year average remuneration and years-of-service classifications are described in the following table:

                               PENSION PLAN TABLE
--------------------------------------------------------------------------------

                                          YEARS OF SERVICE
              -------------------------------------------------------------------------
REMUNERATION     15           20           25           30           35           40
---------------------------------------------------------------------------------------
 $  200,000   $ 37,500     $ 50,000     $ 62,500     $ 75,000     $ 87,500     $100,000
    250,000     46,875       62,500       78,125       93,750      109,375      125,000
    300,000     56,250       75,000       93,750      112,500      131,250      150,000
    400,000     75,000      100,000      125,000      150,000      175,000      200,000
    500,000     93,750      125,000      156,250      187,500      218,750      250,000
    600,000    112,500      150,000      187,500      225,000      262,500      300,000
    700,000    131,250      175,000      218,750      262,500      306,250      350,000
    800,000    150,000      200,000      250,000      300,000      350,000      400,000
    900,000    168,750      225,000      281,250      337,500      393,750      450,000
  1,000,000    187,500      250,000      312,500      375,000      437,500      500,000
---------------------------------------------------------------------------------------

     The pension plan entitles each vested employee, including executive officers, to an annual pension benefit at normal retirement equal to 1 1/4% of the highest average of any five consecutive years of salary and other compensation (as defined in the plan) out of the last ten years of employment, multiplied by the employee's years of service.

     Boise Cascade Office Products Corporation is a participating employer in the Company's pension plan.

     The years of service determined under the provisions of the plan as of December 31, 1996, for each of the executive officers listed in the Summary Compensation Table were as follows: George J. Harad, 26; Peter G. Danis Jr., 29;
N. David Spence, 20; Theodore Crumley, 26; Richard B. Parrish, 36; Christopher
C. Milliken, 19; and Carol B. Moerdyk, 16.

     For purposes of determining the benefit amount under the pension plan, an employee's base salary is used, plus amounts earned under the Company's and Boise Cascade Office Products Corporation's variable incentive compensation programs (only "Salary" and "Bonus" from the Summary Compensation Table). The Company-provided pension would, as of December 31, 1996, be based on the following compensation amounts, which represent the highest average of each executive's annual compensation during any five consecutive years for 1987 through 1996: Messrs. Harad, $793,326; Danis, $498,151; Spence, $345,508;
Crumley, $297,316; Parrish, $337,695; and Milliken, $207,092; and Ms. Moerdyk, $224,849.

     Benefits are computed (as in the foregoing table) on a straight-life annuity basis and are not subject to offset by social security or other retirement-type benefits. An employee is 100% vested in his or her pension benefit after five years of service, except for certain breaks in service. If an employee is entitled to a pension benefit under the Company's pension plan in excess of the limitations imposed by the Internal Revenue Code on tax-qualified plans, the Company has an unfunded Supplemental Pension Plan, under which the excess benefits will be paid from the Company's general assets. The benefit earned under the qualified pension plan is reduced by deferred compensation under any nonqualified deferred compensation plan of the Company. The Company's Supplemental Pension Plan will also provide payments to the extent that participation in these deferred compensation plans has the effect of reducing an individual's pension benefit under the qualified plan.

     The plan provides that in the event of a change in control of the Company (as defined in the plan), the ability of the Company or its successor to recoup surplus plan assets, if any, will be restricted. In general, after a change in control, if (a) the plan is terminated, (b) the plan is merged or consolidated with another plan, or (c) the assets of the plan are transferred to another plan, then the surplus assets of the plan, if any, will be allocated among the participants and beneficiaries on a pro rata basis. This restriction may not be amended after a change in control without the consent of a majority (in number and interest) of plan participants and beneficiaries.

     Supplemental Early Retirement Plan. The Company also has a Supplemental Early Retirement Plan for executive officers 55 years of age or older who have ten or more years of service with the Company and who retire or are requested to retire at the Company's convenience prior to the normal retirement age of 65. The plan pays the executive officer an early retirement benefit prior to age 65 equal to the amount of the officer's benefit calculated under the Pension Plan for Salaried Employees without reduction due to early retirement.

     Executive Officer Agreements. The Company has entered into agreements with all the executive officers of the Company which formalize the Company's intention to pay severance benefits in the event that any of those persons' employment with the Company is terminated subsequent to a change in control of the Company (as defined in the agreements). Similar agreements have also been entered into by Boise Cascade Office Products Corporation with Messrs. Danis and Milliken and Ms. Moerdyk. The board of directors believes that these executive officers have made and will continue to make substantial contributions to the Company and its future business prospects. The agreements are intended to induce the executive officers to remain in the employ of the Company or its subsidiaries and to help ensure that the Company and the board of directors will have the benefit of these executive officers' services without distraction in the face of a change in control of the Company. The agreements provide severance benefits and generally protect benefits the executive officers have already earned or have a reasonable right to expect, based on existing Company benefit plans, in the event of termination of employment as a consequence of a change in control.

     Under the agreements, benefits are paid if, after a change in control, the Company terminates the executive other than for cause or disability (as defined in the agreements) or if the executive terminates his or her employment following certain actions (as specified in the agreements) by the Company which would adversely affect the executive. These severance benefits include: (a) the employee's salary through the termination date; (b) severance pay equal to three times the executive's annual base salary and target incentive pay, reduced by any severance pay which the executive receives in accordance with the Company's Severance Pay Policy for Executive Officers, which is currently an amount equal to the executive's annual base salary; (c) vacation pay in accordance with the Company's Vacation Policy; (d) an amount equal to any earned but unpaid bonus under the Key Executive Performance Plan (or substitute plan) for the year preceding termination and an award under the Key Executive Performance Plan (or substitute plan) equal to the greater of the executive's target award prorated through the month in which termination occurs or the actual award through the end of the month prior to termination based upon the award criteria for the plan in which the executive is participating prorated through the month in which termination occurs; (e) a cash payment in exchange for cancellation of stock options held by the executive equal to the net value of the options (as determined in accordance with the agreements); (f) benefits under the Company's Supplemental Early Retirement Plan; and (g) certain additional retirement and other employee benefits. The agreements also provide that following such termination of employment, the Company will maintain, at the Company's expense, in full force and effect for up to one year, all employee benefit plans and programs in which the executive was entitled to participate immediately prior to the date of termination, or will substitute arrangements providing substantially similar benefits, and will also continue its participation in the Executive Officer Life Insurance Program until the insurance policy is fully paid. The agreements also provide that the Company will pay legal fees and expenses incurred by the executive to enforce his or her rights or benefits under the agreements.

     Under the agreements, each executive officer is obligated to remain in the employ of the Company for a period of six months following the first potential change in control of the Company (as defined in the agreements). The aggregate amount of payments and other benefits (not including legal fees, if any) which would be paid pursuant to the executive officer agreements in excess of the plan benefits to which the executive would be entitled absent the agreements, if determined as of December 31, 1996, would be approximately as follows: Messrs. Harad, $5,168,204; Danis, $2,846,373 (from Boise Cascade Office Products Corporation); Spence, $1,374,395; Crumley, $1,892,886; Parrish, $1,237,475; and
Milliken, $1,472,312 (from Boise Cascade Office Products Corporation); and Ms. Moerdyk, $1,299,381 (from Boise Cascade Office Products Corporation) (payments which would be made subsequent to the termination date have been discounted as of December 31, 1996, in accordance with the requirements of Section 280G of the Internal Revenue Code, at a rate of 7.45%). Actual payments at any future date, if made, may vary, depending in part upon the accruals under the variable compensation plans and benefit plans and upon the market price of the Company's common stock.

     Each agreement continues in effect until December 31, 1999, and is automatically extended on each January 1 for a new three-year period, unless by September 30 of the preceding year, the Company gives notice that it does not wish to extend the agreement. The agreements concisely summarize the

Company's compensation plans, practices, and intent in the event of termination subsequent to a change in control of the Company. The board of directors believes the agreements are in the best interests of the Company and the shareholders.

     Deferred Compensation and Benefits Trust. The Company has established a deferred compensation and benefits trust to ensure that participants and their beneficiaries under several of the Company's nonqualified and unfunded deferred compensation plans and the executive officer agreements will receive benefits they have earned and to which they are entitled in the event of a change in control of the Company (as defined in the plans and the agreements). Under the terms of the plans and agreements, the trust will be revocably funded in the event of a potential change in control. Upon any actual change in control, the funding will be irrevocable, and the trust will make payment to participants under the plans and agreements on behalf of the Company. The trustee's fees and expenses will be paid by the Company or out of the trust assets. The trust assets will be accessible to the claims of creditors of the Company in the event of bankruptcy or insolvency. The existence and any subsequent funding of the trust will not increase the benefits to which any individual participants are entitled under any of the covered plans and agreements.

     Indemnification. The Company will indemnify, to the extent permitted by Delaware law, its directors and officers against liabilities (including expenses, judgments, and settlements) incurred by them in connection with any actual or threatened action, suit, or proceeding to which they are or may become parties and which arises out of their status as directors and officers. The Company has obtained insurance which insures, within stated limits, the directors and officers against these liabilities. The aggregate amount of the premium on the policies for 1996 was $935,504.

INFORMATION AVAILABLE TO SHAREHOLDERS

     The Company's 1996 Annual Report is being mailed to shareholders with this proxy statement. Copies of the 1996 Annual Report to shareholders and the Company's Annual Report on Form 10-K filed with the Securities and Exchange Commission may be obtained without charge from the Company's Corporate Communications Department, 1111 West Jefferson Street, P.O. Box 50, Boise, Idaho 83728-0001, 208/384-7990, or through the Company's home page on the Internet at http://www.bc.com. Financial statements are also on file with the Securities and Exchange Commission, Washington, D.C., and with the New York, Chicago, and Pacific Stock Exchanges.

SHAREHOLDER PROPOSALS

     Shareholder Proposals in Company's Proxy Statement. Shareholders wishing to submit proposals for inclusion in the Company's proxy statement for the 1998 annual meeting of shareholders must submit their proposals for receipt by the Company not later than November 5, 1997.

     Shareholder Proposals Not in Company's Proxy Statement. Shareholders wishing to present proposals for action at a meeting of the Company's shareholders must do so in accordance with the Company's bylaws. A shareholder must give timely notice of the proposed business to the Corporate Secretary. To be timely, a shareholder's notice must be in writing, delivered or mailed (postage prepaid) to and received by the Corporate Secretary not less than 60 days or more than 90 days prior to the meeting, provided, however, that if less than 65 days' notice or prior public disclosure of the date of the meeting is given to shareholders, notice by the shareholder, to be timely, must be received by the Corporate Secretary not later than the close of business on the seventh day following the day on which notice of the date of the meeting was mailed or public disclosure was made. For each matter the shareholder proposes to bring before the meeting, the notice to the Corporate Secretary must include: (a) a brief description of the business desired to be brought before the meeting and the reasons for conducting the business at the meeting, (b) the name and record address of the shareholder proposing the business, (c) the class and number of shares of the Company's stock which are beneficially owned by the shareholder, and (d) any material interest of the shareholder in the business to be brought before the meeting.

     The chairman of the meeting may, if the facts warrant, determine and declare that the business was not properly brought before the meeting in accordance with the Company's bylaws.

     Shareholder Nominations for Directors. In accordance with the Company's Restated Certificate of Incorporation and bylaws, shareholders wishing to directly nominate candidates for the board of directors must do so in writing, delivered or mailed (postage prepaid) to and received by the Corporate Secretary not less than 30 days or more than 60 days prior to any meeting of shareholders called for the election of directors, provided, however, that if less than 35 days' notice or prior public disclosure of the date of the meeting is given to shareholders, the nomination must be received by the Corporate Secretary not later than the close of business on the seventh day following the day on which the notice of the meeting was mailed. The notice shall set forth: (a) the name and address of the shareholder who intends to make the nomination; (b) the name, age, business address and, if known, residence address of each nominee; (c) the principal occupation or employment of each nominee; (d) the number of shares of stock of the Company which are beneficially owned by each nominee and by the nominating shareholder; (e) any other information concerning the nominee that must be disclosed about nominees in proxy solicitations pursuant to Regulation 14A of the Securities Exchange Act of 1934; and (f) the executed consent of each nominee to serve as a director of the Company if elected.

     The chairman of the meeting of shareholders may, if the facts warrant, determine that a nomination was not made in accordance with the proper procedures. If the chairman does so, the chairman shall so declare to the meeting and the defective nomination shall be disregarded.

BENEFICIAL OWNERSHIP

     The table below sets forth certain information as of December 31, 1996, as to each person or entity known to the Company to be the beneficial owner of more than 5% of any class of the Company's voting securities:
--------------------------------------------------------------------------------

                                                                                           NUMBER OF
                                                                                             SHARES            PERCENT
                                                      NAME AND ADDRESS                    BENEFICIALLY            OF
           TITLE OF CLASS                           OF BENEFICIAL OWNER                      OWNED              CLASS
-----------------------------------------------------------------------------------------------------------------------
Common Stock,                       Dodge & Cox Incorporated                                3,484,450(1)          7.2%
  $2.50 Par Value                   35th Floor
                                    One Sansome Street
                                    San Francisco, CA 94104

Common Stock,                       FMR Corp.                                               4,908,962(2)        10.13%
  $2.50 Par Value                   82 Devonshire Street
                                    Boston, MA 02109

Common Stock,                       Franklin Resources, Inc.                                2,788,443(3)          5.8%
  $2.50 Par Value                   Charles B. Johnson
                                    Rupert H. Johnson, Jr.
                                    Templeton Global Advisors Limited
                                    777 Mariners Island Blvd.
                                    San Mateo, CA 94403

Common Stock                        State Street Bank and                                   2,246,156(4)          4.2%
  $2.50 Par Value                   Trust Company*
                                    225 Franklin Street
                                    Boston, MA 02110
                         ---------------------------------------------------------------
Convertible                         State Street Bank and Trust Company, as                 5,904,787(5)          100%
  Preferred Stock, Series D         Trustee for the Boise Cascade Corporation
                                    Employee Stock Ownership Plan (ESOP)
                                    225 Franklin Street
                                    Boston, MA 02110
                         ---------------------------------------------------------------
Depositary Shares of Conversion     D.E. Shaw Investments, L.P.                               667,300 (6)         7.7%
  Preferred Stock, Series G         David E. Shaw
                                    39th Floor, Tower 45
                                    120 West 45th Street
                                    New York, NY 10036

Depositary Shares of Conversion     Scudder, Stevens & Clark, Inc.                          1,532,000(7)         17.8%
  Preferred Stock, Series G         345 Park Avenue
                                    New York, NY 10154

* Approximately 67.8% of these shares are held by State Street Bank and Trust Company in its capacity as trustee for the Company's employee savings plans.
-----------------------------------------------------------------------------------------------------------------------

(1) Dodge & Cox Incorporated reported on a Schedule 13G that it was the beneficial owner of 3,484,450 shares of the Company's common stock. This report indicates that Dodge & Cox Incorporated has sole voting power for 3,155,838 shares, shared voting power for 328,612 shares, sole investment power for 3,481,251 shares, and shared investment power for 3,199 shares.

(2) FMR Corp. and related entities reported on a Schedule 13G that they were the beneficial owners of 4,908,962 shares of the Company's common stock. This report indicates that FMR Corp. has sole voting power for 1,431,885 shares and sole investment power for all 4,908,962 shares.

(3) Franklin Resources, Inc., the parent holding company; Charles B. Johnson and Rupert H. Johnson, Jr., principal shareholders of Franklin Resources; and Templeton Global Advisors Limited, an investment adviser subsidiary of Franklin Resources, reported on a Schedule 13G that they were the beneficial owners of 2,788,443 shares of the Company's common stock. This report indicates that Templeton Global Advisors Limited has sole voting and investment power for 2,469,205 shares. This report also indicates that various subsidiaries of Templeton Global Advisors Limited have the sole voting and investment power for the remaining 319,238 shares.

(4) State Street Bank and Trust Company reported on a Schedule 13G that it was the beneficial owner of 2,246,156 shares of the Company's common stock. Included in the reported shares were 1,523,224 shares of Boise Cascade common stock held by State Street Bank and Trust Company as trustee for three of the Company's defined contribution plans, representing approximately 3.1% of the Company's common stock outstanding on that date. The trustee, subject to participants' instructions, has voting and investment authority for these shares held in the Company's plans. State Street Bank and Trust Company has sole voting power for 467,166 shares and sole investment power for 722,932 shares not held as trustee for the Company's benefit plans.

(5) State Street Bank and Trust Company, as trustee for the Employee Stock Ownership Plan ("ESOP") fund of the Savings and Supplemental Retirement Plan, held 5,904,787 shares of the preferred stock. The shares of preferred stock held by the ESOP represent approximately 10.8% of the Company's voting securities outstanding as of December 31, 1996. The trustee, subject to participants' instructions, has voting and investment authority for the ESOP shares. The shares of preferred stock held by the ESOP are convertible into approximately 4,744,910 shares of the Company's common stock, which would represent approximately 8.9% of the Company's common stock outstanding on December 31, 1996, assuming the shares of preferred stock were converted as of that date.

(6) D.E. Shaw Investments, L.P., and David E. Shaw reported on a Schedule 13G that they were the beneficial owners of 667,300 depositary shares of the Company's conversion preferred stock, Series G. This report indicates that D.E. Shaw Investments, L.P., has shared voting and investment power for all 667,300 depositary shares.

(7) Scudder, Stevens & Clark, Inc., reported on a Schedule 13G that it was the beneficial owner of 1,532,000 depositary shares of the Company's conversion preferred stock, Series G. This report indicates that Scudder, Stevens & Clark, Inc., has sole voting power for 1,063,600 depositary shares, shared voting power for 146,600 depositary shares, and sole investment power for all 1,532,000 depositary shares.

PROXIES AND VOTING AT THE MEETING

     As of February 25, 1997, the record date for the determination of shareholders entitled to vote at the meeting, 48,521,423 shares of the Company's common stock; 5,728,456 shares of the Company's convertible preferred stock, Series D; and 862,500 shares of the Company's conversion preferred stock, Series G, were outstanding. Each holder of record of the outstanding shares of common stock and Series D and Series G preferred stock on the record date is entitled to one vote for each share held on every matter submitted to the meeting. Holders of depositary shares, representing shares of Series G preferred stock, are entitled to direct the depositary how to vote the shares of Series G preferred stock held by the depositary. For voting purposes, each depositary share represents one-tenth share of Series G preferred stock.

     Participants in the Employee Stock Ownership Plan fund of the Company's Savings and Supplemental Retirement Plan and the Boise Cascade Corporation Common Stock Fund of the Company's Savings and Supplemental Retirement Plan, Qualified Employee Savings Trust (QUEST), and Retirement Savings Plan (RSP) are entitled to instruct the Plans' trustee how to vote the shares held in the trust. Shares for which voting instructions are not provided by participants and shares not yet allocated to individual accounts will be voted by the trustee in proportion to the instructions received from participants.

PROXY SOLICITATION

     The cost of soliciting proxies, including the cost of reimbursing brokers for forwarding proxies and proxy material to their principals, will be borne by the Company. Proxies also may be solicited personally or by telephone or electronic transmission by directors, officers, and other employees of the Company, but these persons will not be specially compensated for this service. The Company has retained D. F. King and Company Inc. at a fee estimated not to exceed $20,000, plus expenses, to aid in distributing materials and soliciting proxies.

     YOU ARE REQUESTED TO PROMPTLY SIGN, DATE, AND RETURN THE ENCLOSED PROXY SO THAT IT WILL BE AVAILABLE FOR USE AT THE MEETING.

                                          A. James Balkins III
                                          Vice President
                                          and Corporate Secretary
March 5, 1997

                                      LOGO

                           BOISE CASCADE CORPORATION

                                      LOGO
            This Notice and Proxy Statement is printed on recycled-
          content ASPEN(TM) Lightweight Opaque Offset paper produced by
          Boise Cascade's papermakers at its St. Helens, Oregon, mill. This paper is made with no less than 10% postconsumer fiber.

         [LOGO] BOISE CASCADE CORPORATION o 1111 W. Jefferson Street (83702),
                                           P.O. Box 50, Boise Idaho, 83728-0001
PROXY           ANNUAL MEETING OF SHAREHOLDERS, APRIL 18, 1997
-------------------------------------------------------------------------------

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.

The undersigned appoints George J. Harad, John W. Holleran, and A. James Balkins III as proxies, each with the power to appoint his substitute. The proxies are appointed to represent and to vote all the shares of Boise Cascade Corporation stock beneficially owned by the undersigned on February 25, 1997, at the annual meeting of shareholders to be held on April 18, 1997, and any adjournment thereof. The proxies are appointed with all the powers the undersigned would possess if personally present to vote upon matters noted below, as well as with discretionary authority to vote upon such other matters as may properly come before the meeting.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ALL NOMINEES LISTED BELOW, FOR PROPOSAL 2, AND AGAINST PROPOSAL 3.

1.  Election of Directors:  Philip J. Carroll  George J. Harad  Donald S. Macdonald  Gary G. Michael  Jane E. Shaw  Edson W. Spencer

    [ ] FOR all nominees        [ ] WITHHOLD AUTHORITY      WITHHOLD AUTHORITY for the following nominee(s) only:
        (except as may be           for all nominees        write name(s)________________________________________
        indicated)                                          _____________________________________________________

2.  Appointment of Arthur Andersen LLP as independent accountants for 1997.     [ ] FOR      [ ] AGAINST       [ ] ABSTAIN

3.  Shareholder proposal to change state of incorporation.                      [ ] FOR      [ ] AGAINST       [ ] ABSTAIN


THIS PROXY WILL BE VOTED ACCORDING TO YOUR INSTRUCTIONS. IF YOU SIGN AND RETURN THE CARD BUT DO NOT VOTE ON ALL OF THESE MATTERS, THEN PROPOSALS 1 AND 2, IF UNMARKED, WILL RECEIVE FOR VOTES AND PROPOSAL 3, IF UNMARKED, WILL RECEIVE AN AGAINST VOTE.

This card provides voting authority for all beneficial holdings of Boise Cascade Corporation shares, including depositary shares representing ownership of Series G preferred stock.

Please sign exactly as the name appears below and date this card. When shares are held by joint tenants, both should sign. When signing as an attorney, executor, administrator, trustee, or guardian, give full title as such. When signing as a corporation, sign in full corporate name by an authorized officer. When signing as a partnership, sign in partnership name by an authorized person.


                                        ------------------------   -------------
                                        Signature of Shareholder   Date

                                        ------------------------   -------------
                                        Signature of Shareholder   Date

  Forward this card to D.F. King (solicitor) or to Corporate Election Services
                            (independent tabulator),
                       P.O. Box 2400, Pittsburg, PA 15230

                                                      [LOGO]
                                                      BOISE CASCADE CORPORATION

Dear Shareholder:

The Boise Cascade Corporation annual meeting of shareholders will be held at the Boise Centre on the Grove in Boise, Idaho, at 10 a.m., Mountain daylight time, April 18, 1997.

Shareholders of record on February 25, 1997, are entitled to vote, in person or by proxy, at the meeting. The proxy card attached to the bottom of this page is for your use in designating proxies and providing voting instructions.

The attached card serves both as a proxy designation (for shareholders of record, including those holding shares in the Dividend Reinvestment Plan) and as voting instructions (for Boise Cascade employee savings plan participants and holders of depositary shares representing ownership of Series G preferred stock). As "named fiduciaries," participants in the Boise Cascade Corporation stock funds of the employee savings plans are entitled to provide voting instructions to the Trustee, using this card, for allocated shares and a portion of any unvoted or unallocated shares in the savings plan fund(s) in which they participate.

Individual proxy/voting instruction cards will be received and tabulated by Corporate Election Services, Inc., in Pittsburgh, Pennsylvania, an independent tabulator.

Please indicate your voting preferences on the card, SIGN and DATE the card, and return it to the independent tabulator in the envelope provided. YOUR VOTES ARE COMPLETELY CONFIDENTIAL.


                                                Thank you.


                       (fold and tear along perforation)

PROXY AND VOTING INSTRUCTION CARD                     BOISE CASCADE CORPORATION
The Board of Directors recommends                ANNUAL MEETING OF SHAREHOLDERS
a vote FOR all nominees listed                                   APRIL 18, 1997
below, FOR proposal 2, and AGAINST
proposal 3.

1. Election of Directors: PHILIP J. CARROLL     GEORGE J. HARAD
                          DONALD S. MACDONALD   GARY G. MICHAEL
                          JANE E. SHAW          EDSON W. SPENCER

   [ ] FOR all nominees    [ ] WITHHOLD AUTHORITY    WITHHOLD AUTHORITY for
       (except as may be      for all nominees       the following nominee(s)
       indicated)                                    only:
                                                     write name(s): ____________
                                                     ___________________________

2. Appointment of Arthur Andersen LLP as
   independent accountants for 1997.        [ ] FOR    [ ] AGAINST   [ ] ABSTAIN

3. Shareholder proposal to change state
   of incorporation.                        [ ] FOR    [ ] AGAINST   [ ] ABSTAIN

                                        ---------------------------   ----------
                                        Signature of Shareholder      Date

                                        ---------------------------   ----------
                                        Signature of Shareholder      Date

                                        Shareholder(s) must sign as name(s)
                                        appear in account registration printed
                                        to the left.

Forward this card to
Corporate Election Services,
P.O. Box 1150,
Pittsburgh, PA 15230       (Instructions on Reverse Side)          10-2033 2/97

Printed on Boise Cascade Corporation's SUMMIT(R) TAG-X, 100# White, which is made in St. Helens, Oregon.

PROXY AND VOTING INSTRUCTION CARD                    BOISE CASCADE CORPORATION
                                                ANNUAL MEETING OF SHAREHOLDERS
                                                                APRIL 18, 1997

THIS PROXY AND THESE INSTRUCTIONS ARE SOLICITED ON BEHALF
OF THE BOARD OF DIRECTORS.

The undersigned appoints George J. Harad, John W. Holleran, and A. James Balkins III as proxies, each with the power to appoint his substitute. The proxies are appointed to represent and to vote all the shares of Boise Cascade Corporation stock held of record by the undersigned on February 25, 1997, at the annual meeting of shareholders to be held on April 18, 1997, and any adjournment thereof. The proxies are appointed with all the powers the undersigned would possess if personally present to vote upon matters noted herein, as well as with discretionary authority to vote upon such other matters as may properly come before the meeting. This card also provides voting instructions to the Trustee for shares subject to the undersigned's voting instructions in employee savings plans and for depositary shares representing ownership of Series G preferred stock.



This proxy will be voted according to your instructions. If you sign and return the card but do not vote on all these matters, then proposals 1 and 2, if unmarked, will receive FOR votes and proposal 3, if unmarked, will receive an AGAINST vote.


                          (To be SIGNED on other side)

                 ANNUAL MEETING OF SHAREHOLDERS, APRIL 18, 1997

                                      PROXY

                                     FOR THE

                      CONVERSION PREFERRED STOCK, SERIES G

     BOISE CASCADE CORPORATION                       1111 West Jefferson Street
                                                     P.O. Box 50
                                                     Boise Idaho 83728-0001

--------------------------------------------------------------------------------
          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.

The undersigned appoints George J. Harad, John W. Holleran, and A. James Balkins III as proxies, each with the power to appoint his substitute. The proxies are appointed to represent and to vote all the shares of Boise Cascade Corporation stock held of record by the undersigned on February 25, 1997, at the annual meeting of shareholders to be held on April 18, 1997, and any adjournments thereof. The proxies are appointed with all the powers the undersigned would possess if personally present to vote upon matters noted below, as well as with discretionary authority to vote upon such other matters as may properly come before the meeting.

The Board of Directors recommends a vote FOR all nominees listed below, FOR proposal 2, and AGAINST proposal 3.

 1.      Election of Directors:     Philip J. Carroll          Gary G. Michael
                                    George J. Harad            Jane E. Shaw
                                    Donald S. Macdonald        Edson W. Spencer

         FOR: ________ shares

         WITHHOLD AUTHORITY: ________ shares

         WITHHOLD AUTHORITY for the following nominee(s) only

         Philip J. Carroll                           ____________ Shares

         George J. Harad                             ____________ Shares

         Donald S. Macdonald                         ____________ Shares

         Gary G. Michael                             ____________ Shares

         Jane E. Shaw                                ____________ Shares

         Edson W. Spencer                            ____________ Shares

 2.      Appointment of Arthur Andersen LLP as independent accountants for 1997.

         SHARES FOR:               SHARES AGAINST:            SHARES ABSTAINING:
         -----------               --------------             -----------------

 3.      Shareholder proposal to change state of incorporation.

         SHARES FOR:               SHARES AGAINST:            SHARES ABSTAINING:
         -----------               --------------             -----------------

This proxy will be voted according to your instructions. In order for your votes to be counted, you must vote on each proposal as instructed by the independent tabulator, sign, and return the proxy.

This proxy provides voting authority for all holdings of Boise Cascade Corporation Conversion Preferred Stock, Series G.

Please sign exactly as name appears below. When signing as an attorney, executor, administrator, trustee, or guardian, give full title as such. When signing as a corporation, sign in full corporate name by an authorized officer.

MELLON SECURITIES TRUST COMPANY OF NEW YORK,                      862,500 Shares
depositary for the Boise Cascade Corporation
Conversion Preferred Stock, Series G.




Date:  April ___, 1997


Signature of Shareholder _____________________________________



Forward this form to Corporate Election Services,
P.O. Box 1150, Pittsburgh, PA 15230-9954

                 ANNUAL MEETING OF SHAREHOLDERS, APRIL 18, 1997

                                      PROXY

                                     FOR THE

                      CONVERTIBLE PREFERRED STOCK, SERIES D

     BOISE CASCADE CORPORATION                        1111 West Jefferson Street
                                                      P.O. Box 50
                                                      Boise Idaho 83728-0001

--------------------------------------------------------------------------------
          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.
The undersigned appoints George J. Harad, John W. Holleran, and A. James Balkins III as proxies, each with the power to appoint his substitute. The proxies are appointed to represent and to vote all the shares of Boise Cascade Corporation stock held of record by the undersigned on February 25, 1997, at the annual meeting of shareholders to be held on April 18, 1997, and any adjournments thereof. The proxies are appointed with all the powers the undersigned would possess if personally present to vote upon matters noted below, as well as with discretionary authority to vote upon such other matters as may properly come before the meeting.

The Board of Directors recommends a vote FOR all nominees listed below, FOR proposal 2, and AGAINST proposal 3.

 1.      Election of Directors:     Philip J. Carroll          Gary G. Michael
                                    George J. Harad            Jane E. Shaw
                                    Donald S. Macdonald        Edson W. Spencer

         FOR: ________ shares

         WITHHOLD AUTHORITY: ________ shares

         WITHHOLD AUTHORITY for the following nominee(s) only

         Philip J. Carroll                           ____________ Shares

         George J. Harad                             ____________ Shares

         Donald S. Macdonald                         ____________ Shares

         Gary G. Michael                             ____________ Shares

         Jane E. Shaw                                ____________ Shares

         Edson W. Spencer                            ____________ Shares

 2.      Appointment of Arthur Andersen LLP as independent accountants for 1997.

         SHARES FOR:               SHARES AGAINST:            SHARES ABSTAINING:
         -----------               --------------             -----------------

 3.      Shareholder proposal to change state of incorporation.

         SHARES FOR:               SHARES AGAINST:            SHARES ABSTAINING:
         -----------               --------------             -----------------

This proxy will be voted according to your instructions. If you sign and return the card but do not vote on all these matters, then proposals 1 and 2, if unmarked, will receive FOR votes and proposal 3, if unmarked, will receive an AGAINST vote. You, as trustee, must sign and return this proxy for the Plan shares to be counted.

This proxy provides voting authority for all holdings of Boise Cascade Corporation Convertible Preferred Stock, Series D (ESOP).

Please sign exactly as name appears below. When signing as an attorney, executor, administrator, trustee, or guardian, give full title as such. When signing as a corporation, sign in full corporate name by an authorized officer.

STATE STREET BANK AND TRUST COMPANY, as                     _____________ Shares
trustee for the Boise Cascade Corporation
Savings and Supplemental Retirement Plan and Employee Stock Ownership Plan.




Date:  April ___, 1997


Signature of Shareholder _____________________________________



Forward this form to Corporate Election Services,
P.O. Box 1150, Pittsburgh, PA 15230-9954












                                       -2-